Exhibit 10.2

INDEPENDENT DIRECTOR APPOINTMENT AGREEMENT

VS MEDIA HOLDINGS LIMITED

PO Box 173, Road Town, Tortola, British Virgin Islands

7 July

2026 3 INTERNATIONAL

BUSINESS PARK

SINGAPORE 609927

Dear MS. LIM HUI LENG,

Re: Appointment as Independent Director

VS Media Holdings Limited, a company incorporated in the British Virgin Islands and listed on The Nasdaq Stock Market LLC, is pleased to confirm your appointment as an Independent Director of the Company, effective from 30 May 2026.

In addition, you are appointed to serve in the following Board committee position, if applicable:

Position:

☒ Independent Director

☒ Audit Committee Member

☒ Audit Committee Chair

☐	Compensation Committee Member
☐	Compensation Committee Chair
☐	Nominating and Corporate Governance Committee Member
☐	Nominating and Corporate Governance Committee Chair
☐	Other: ___________________________________________

This appointment is subject to the approval of the Board of Directors of the Company, the Company’s memorandum and articles of association, applicable laws, rules, regulations, SEC requirements and Nasdaq listing rules.

The Board believes that your professional experience, expertise and independent judgment will be valuable to the Company and its shareholders as a whole.

1.	Appointment and Duties

You are appointed as an Independent Director of the Company.

If a committee position is specified above, you are also appointed to serve in such committee position, subject to applicable law, SEC rules, Nasdaq listing rules, the relevant committee charter, the Company’s memorandum and articles of association, and Company policies.

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As an Independent Director, you shall act in good faith, with due care, skill and diligence, and in the best interests of the Company and its shareholders as a whole.

Your duties shall include attending and participating in meetings of the Board, providing independent oversight of the Company’s management, operations, financial reporting, internal controls and corporate governance, reviewing matters submitted to the Board, providing independent judgment, assisting the Company in maintaining appropriate standards of governance, compliance and ethical conduct, and performing such other duties as may reasonably be required of an independent director of a Nasdaq-listed company.

If you serve on any committee of the Board, you shall also perform the duties applicable to such committee position in accordance with the relevant committee charter, applicable law, SEC rules, Nasdaq listing rules and Company policies.

2.	Company-Related Parties

For the purposes of this Agreement, “Company-Related Parties” means the Company, its subsidiaries, affiliates, directors, officers, employees, shareholders, controlling shareholders, ultimate beneficial owners, representatives, advisers and agents.

For the avoidance of doubt, nothing in this Agreement shall require you to act in the personal interest of any shareholder, controlling shareholder or ultimate beneficial owner, or limit your fiduciary duties, independent judgment or legal obligations as a director of the Company under applicable law, SEC rules, Nasdaq listing rules or the Company’s memorandum and articles of association.

3.	Independence and Eligibility

You confirm that, to the best of your knowledge, you satisfy the applicable independence requirements under Nasdaq listing rules, applicable U.S. securities laws, and the Company’s corporate governance policies.

If you are appointed to the Audit Committee, you further confirm that you satisfy the additional independence, financial literacy and eligibility requirements applicable to audit committee members under SEC rules, Nasdaq listing rules, the Audit Committee charter and other applicable laws and regulations.

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If you are appointed to any other committee of the Board, you further confirm that you satisfy the applicable independence, eligibility and qualification requirements for such committee service under applicable law, SEC rules, Nasdaq listing rules, the relevant committee charter and Company policies.

You agree to promptly notify the Company of any matter, relationship, interest, transaction, position or change in circumstances that may affect your independence, eligibility, qualification or ability to serve as an Independent Director or in any committee position specified above.

You shall provide such information, confirmations, questionnaires and certifications as the Company may reasonably request for regulatory, disclosure, listing, audit, governance or compliance purposes.

4.	Compliance with Laws and Company Policies

In connection with your appointment and service as an Independent Director, you agree to comply with:

1)	applicable laws of the British Virgin Islands;
2)	applicable U.S. federal securities laws;
3)	SEC rules and regulations;
4)	Nasdaq listing rules;
5)	the Company’s memorandum and articles of association;
6)	the Company’s corporate governance policies;
7)	the Company’s code of conduct;
8)	the Company’s insider trading policy; and
9)	any other applicable internal policies adopted by the Company from time to time.

You agree to cooperate with the Company in connection with any filings, disclosures, confirmations, regulatory inquiries, beneficial ownership reporting, Section 16 reporting, insider trading compliance, director questionnaires or other compliance matters relating to your appointment, service, securities ownership or transactions involving the Company’s securities, provided that such cooperation shall not limit your independent judgment or any rights or obligations you may have under applicable law.

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5.	Term, Renewal, Resignation and Termination

Your appointment shall commence on July 13, 2026 and shall continue for an initial term of one (1) year, unless earlier terminated by your resignation, removal, disqualification, death, incapacity or other cessation of office in accordance with this Agreement, the Company’s memorandum and articles of association, applicable laws, SEC rules, Nasdaq listing rules, or any valid resolution of the Board or shareholders of the Company, as applicable.

Upon the expiration of the initial one-year term, this appointment may be renewed or extended by the Board. If no successor has been duly appointed or elected and qualified upon the expiration of the initial term, you may continue to serve as an Independent Director until your successor is duly appointed or elected and qualified, or until your earlier resignation, removal, disqualification, death, incapacity or other cessation of office.

For the avoidance of doubt, your service in any committee position specified above shall be subject to your continued service as a member of the Board, your continued satisfaction of the applicable independence and eligibility requirements, the relevant committee charter, applicable law, SEC rules, Nasdaq listing rules and any valid decision of the Board.

You may resign from your position as an Independent Director or from any committee position at any time by giving written notice to the Company. Such resignation shall take effect on the date specified in your resignation notice, or, if no date is specified, on the date the notice is received by the Company, subject to applicable law and the Company’s memorandum and articles of association.

Either the Company or you may terminate this Agreement at any time, with or without cause, by giving the other party not less than seven (7) days’ prior written notice.

Notwithstanding the foregoing, nothing in this Agreement shall prevent the shareholders of the Company, or the Board if permitted by the Company’s memorandum and articles of association and applicable law, from removing you as a director or from any committee position, or causing your office to cease with immediate effect at any time, with or without cause.

Without limiting the foregoing, your appointment may cease with immediate effect if:

1)	you cease to satisfy any applicable independence, qualification or eligibility requirements;
2)	your continued service would result in, or is reasonably likely to result in, non-compliance with any applicable law, regulation, SEC rule, Nasdaq listing rule or corporate governance requirement;

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3)	you commit a material breach of this Agreement, the Company’s policies, your fiduciary duties, confidentiality obligations or insider trading obligations;
4)	you make any unauthorized public statement or unauthorized disclosure concerning the Company or any Company-Related Party, except where such statement or disclosure is permitted or required by applicable law or made in connection with communications with governmental or regulatory authorities;
5)	you act or purport to act on behalf of the Company or any Company-Related Party without proper authorization;
6)	you are involved in misconduct, fraud, dishonesty, gross negligence, willful misconduct or any matter that may materially harm the reputation, business, interests or regulatory standing of the Company;
7)	you become disqualified from acting as a director under applicable law or the Company’s memorandum and articles of association;
8)	you are unable to perform your duties due to incapacity, regulatory restriction or other legal impediment; or
9)	your resignation, removal or cessation of office is required or permitted under applicable law, the Company’s memorandum and articles of association, or any valid decision of the Board or shareholders.

Upon termination, resignation, removal or cessation of office, the Company shall pay you any unpaid director’s fees and approved reimbursable expenses accrued up to the effective date of termination, resignation, removal or cessation, subject to applicable law and the Company’s policies.

For the avoidance of doubt, termination of this Agreement shall not, by itself, limit or override any resignation, removal or cessation procedure required under the Company’s memorandum and articles of association or applicable law.

6.	Director’s Fees and Expenses

In consideration of your service as an Independent Director and, if applicable, your service in any committee position specified above, the Company shall pay you an annual director’s fee of US$20,000, payable in accordance with the Company’s normal payment practices or as otherwise determined by the Board.

Unless otherwise agreed in writing and approved in accordance with applicable law, SEC rules, Nasdaq listing rules and the Company’s policies, the annual fee shall cover your service as an Independent Director and any committee service assigned by the Board.

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The Company may reimburse you for reasonable and properly documented expenses incurred in connection with your duties, subject to the Company’s policies and prior approval where required.

For the avoidance of doubt, you shall not receive, directly or indirectly, any consulting, advisory, success-based, transaction-based or other compensatory fee from the Company or its subsidiaries, other than fees for service as a member of the Board or any committee of the Board, unless such arrangement is reviewed and approved in accordance with applicable law, SEC rules, Nasdaq listing rules and the Company’s policies and would not impair your independence or eligibility to serve.

7.	Confidentiality

During and after your service as an Independent Director, you shall keep strictly confidential all non-public, proprietary, financial, business, technical, operational, strategic, commercial, personal, ownership, control, shareholder, financing, restructuring, transaction and other confidential information relating to the Company and the Company-Related Parties.

Such confidential information includes, without limitation, information relating to the Company’s business, financial condition, operations, customers, suppliers, contracts, strategies, board discussions, committee discussions, internal records, shareholder structure, controlling shareholder arrangements, ultimate beneficial ownership, financing plans, capital market transactions, related-party matters, regulatory matters and any non-public information concerning any Company-Related Party.

You shall not disclose, publish, communicate, use or permit the use of any confidential information except:

1)	as required for the proper performance of your duties as a director of the Company;
2)	as authorized in writing by the Board;
3)	as required by applicable law, regulation, court order, legal process or regulatory authority; or
4)	as otherwise permitted under this Agreement.

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Upon termination, resignation, removal or cessation of your appointment, you shall promptly return or destroy all Company materials and confidential information in your possession or control, if requested by the Company, subject to applicable legal or regulatory retention requirements.

Nothing in this Agreement shall prohibit or restrict you from communicating directly with, providing information to, or cooperating with the SEC, Nasdaq, any court or any governmental or regulatory authority regarding any possible violation of law or regulation, without prior notice to or approval from the Company.

Nothing in this Agreement is intended to waive or limit any applicable attorney-client privilege or attorney work-product protection, except to the extent such disclosure is permitted by applicable law.

8.	Access to Information and Use of Materials

The Company shall provide you with such information as is reasonably necessary for you to perform your duties as an Independent Director.

You agree that all documents, records, board materials, committee materials, financial information, legal advice, audit materials, business plans, shareholder information and other materials provided to you are provided solely for the purpose of enabling you to perform your duties as a director of the Company.

You shall not transfer, disclose, forward, store on unauthorized devices, or use any such materials for any personal purpose or for the benefit of any third party, except as reasonably necessary for the proper performance of your duties or as required by applicable law.

The Company may establish reasonable procedures for the delivery, storage, access, review and return of Board and committee materials, provided that such procedures shall not unreasonably interfere with your ability to discharge your duties as a director.

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9.	No Authority and External Communications

You acknowledge that you are appointed as a non-executive Independent Director and shall not have authority to bind the Company or any Company-Related Party unless expressly authorized by a valid resolution of the Board or a duly authorized committee of the Board.

You shall not, without prior authorization from the Board or the Company’s authorized officers:

1)	enter into any agreement, commitment or arrangement on behalf of the Company or any Company-Related Party;
2)	make any public statement, announcement, press release or media communication on behalf of the Company or any Company-Related Party;
3)	communicate with investors, shareholders, analysts, journalists, business partners, customers, suppliers or other third parties on behalf of the Company or any Company-Related Party;
4)	represent that you have authority to speak for or bind the Company, the Board, any committee of the Board, any shareholder, any controlling shareholder or any ultimate beneficial owner; or
5)	disclose, discuss or comment on any non-public matter concerning the Company, the Board, management, shareholders, controlling shareholders, ultimate beneficial owners or any Company-Related Party.

All investor relations, public relations, media, analyst, shareholder and capital markets communications concerning the Company shall be handled only by the Company’s authorized officers, investor relations representatives or other persons expressly authorized by the Company, unless otherwise required or permitted by applicable law.

Nothing in this section shall restrict you from properly performing your duties as a director, participating in Board or committee meetings, communicating with the Company’s advisers in connection with your duties, or communicating with governmental or regulatory authorities where permitted or required by applicable law.

10.	Limited Non-Disparagement

During and after your service as an Independent Director, you shall not knowingly make or publish any false, misleading or malicious statement, whether oral or written, concerning the Company or any Company-Related Party.

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This section shall not prohibit you from making truthful statements in the proper performance of your duties as a director, in Board or committee meetings, in legal proceedings, in response to legal process, or in communications with governmental or regulatory authorities as permitted or required by applicable law.

11.	Conflicts of Interest and Related-Party Matters

You agree to promptly disclose to the Board any actual, potential or perceived conflict of interest that may arise during your service as an Independent Director.

You shall not use your position as an Independent Director, or any information obtained through your service to the Company, for personal gain or for the benefit of any third party.

You shall not knowingly take any action that would create a conflict between your duties to the Company and your personal interests or the interests of any other person.

You acknowledge that matters involving shareholders, controlling shareholders, ultimate beneficial owners or related parties may be subject to review, approval, disclosure or other procedures under applicable law, SEC rules, Nasdaq listing rules, the Company’s policies and the Company’s memorandum and articles of association.

You agree to cooperate with the Company in following such procedures and shall not make any unauthorized disclosure or public statement regarding such matters, except where such disclosure or statement is permitted or required by applicable law or made in connection with communications with governmental or regulatory authorities.

12.	Insider Trading

You acknowledge that you may have access to material non-public information regarding the Company.

You agree to comply with all applicable insider trading laws, securities laws, SEC rules, Nasdaq rules and the Company’s insider trading policy in connection with any transactions involving the Company’s securities.

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You shall not trade in the Company’s securities, recommend that any other person trade in the Company’s securities, or disclose material non-public information to any other person, except as permitted by applicable law and Company policy.

You agree to cooperate with the Company in connection with any applicable director, officer, insider, beneficial ownership or securities transaction reporting obligations, including any filings or confirmations required under U.S. federal securities laws, SEC rules, Nasdaq listing rules or the Company’s policies.

13.	No Undisclosed Arrangements

You confirm that, except as disclosed to the Company in writing, there are no arrangements or understandings between you and any other person pursuant to which you have been appointed as an Independent Director of the Company.

You further confirm that, except as disclosed to the Company in writing, there are no relationships, transactions or matters involving you that would be required to be disclosed by the Company under applicable SEC rules, Nasdaq listing rules or other applicable laws and regulations.

14.	Nature of Appointment

Your appointment as an Independent Director does not constitute an employment relationship with the Company.

You shall not be deemed an employee, officer, executive, agent or legal representative of the Company by virtue of this appointment. You shall not have authority to bind the Company or enter into any agreement or commitment on behalf of the Company unless specifically authorized by the Board.

Nothing in this Agreement shall create any partnership, joint venture, employment, agency or similar relationship between you and the Company.

15.	Directors’ and Officers’ Insurance and Indemnification

The Company may, at its discretion and subject to applicable law, SEC rules, Nasdaq listing rules, the Company’s memorandum and articles of association, and Company policies, maintain directors’ and officers’ liability insurance and, where permitted, provide indemnification for members of the Board.

Nothing in this Agreement shall require the Company to obtain, maintain, renew or provide any specific insurance coverage, indemnification arrangement or level of protection.

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16.	Remedies for Breach

You acknowledge that any material breach of your confidentiality, insider trading, conflicts of interest, unauthorized communication or unauthorized authority obligations may cause irreparable harm to the Company.

The Company shall be entitled to seek injunctive relief, specific performance and any other remedies available under applicable law in the event of any actual or threatened material breach of this Agreement.

Nothing in this section shall apply to or restrict any communication, disclosure or cooperation permitted under Sections 7, 9, 10, 11 or 17 of this Agreement.

17.	Regulatory and Fiduciary Duties Carve-Out

For the avoidance of doubt, nothing in this Agreement shall be construed to require you to act in the personal interest of any shareholder, controlling shareholder or ultimate beneficial owner, or to limit your fiduciary duties, independent judgment, rights or obligations under applicable law, SEC rules, Nasdaq listing rules or the Company’s memorandum and articles of association.

Nothing in this Agreement shall prohibit or restrict you from communicating directly with, providing information to, or cooperating with the SEC, Nasdaq, any court or any governmental or regulatory authority regarding any possible violation of law or regulation, without prior notice to or approval from the Company.

Nothing in this Agreement shall prohibit you from making truthful statements or disclosures that are required or protected by applicable law, regulation, court order, legal process or regulatory authority.

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18.	No Assignment

You may not assign, transfer or delegate any of your rights, duties or obligations under this Agreement without the prior written consent of the Company.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands, except to the extent that any applicable U.S. federal securities laws, SEC rules, Nasdaq listing rules or other mandatory laws or regulations apply to the Company, the Board or your service as an Independent Director.

20.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to your appointment as an Independent Director and supersedes all prior discussions, understandings or arrangements relating to such appointment.

Any amendment or modification to this Agreement shall be made in writing and signed by both parties, subject always to the Company’s memorandum and articles of association, applicable laws, SEC rules and Nasdaq listing rules.

Please confirm your acceptance of this appointment and the terms set out in this Agreement by signing and returning a copy of this Agreement.

Yours faithfully,

/s/ Eng Yong Julius Toh

For and on behalf of

VS MEDIA HOLDINGS LIMITED

ENG YONG JULIUS TOH

Director

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Acceptance of Appointment

I, LIM HUI LENG, hereby accept my appointment as an Independent Director of VS Media Holdings Limited and, if applicable, my appointment to the committee position specified above, and agree to the terms and conditions set out in this Agreement.

I confirm that, to the best of my knowledge, I satisfy the applicable independence and eligibility requirements for service as an Independent Director and, if applicable, for service in the committee position specified above.

I further agree to promptly notify the Company of any change in circumstances that may affect my independence, eligibility, qualification or ability to serve as an Independent Director or in any committee position specified above.

Signature:	/s/ Lim Hui Leng
Name:	LIM HUI LENG
Date:	6/7/2026

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